UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   SULLIVAN, DENNIS W
   PARKER HANNIFIN CORPORATION
   6035 PARKLAND BOULEVARD
   CLEVELAND, OHIO  44124
   USA
2. Issuer Name and Ticker or Trading Symbol
   PARKER HANNIFIN CORPORATION
   PH
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   March 31, 2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   EXECUTIVE VICE PRESIDENT
7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |      |    | |                  |   |           |0(1)(6)            |I     |(1)                        |
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Common Stock               |8/10/0|A(2)|V|12,946            |A  |(2)        |100,966            |D     |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/7/0|G   |V|87                |D  |           |100,966            |D     |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
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Common Stock               |1/30/0|G   |V|233               |D  |           |100,966            |D     |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
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Common Stock               |1/30/0|G   |V|24                |D  |           |100,966            |D     |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
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Common Stock               |3/5/01|S   | |500               |D  |$44.60     |100,966            |D     |                           |
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Common Stock               |3/5/01|S   | |9,500             |D  |$44.50     |100,966            |D     |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Phantom Stock Units   |1-for-1 |     |    | |           |   |     |     |            |       |       |2,340.904(3)|I  |(3)         |
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Option to buy         |$35.9375|8/9/0|A   |V|26,765     |A  |8/9/0|8/8/1|Common stock|26,765 |(4)    |26,765(5)   |D  |            |
                      |        |0    |    | |           |   |1    |0    |            |       |       |            |   |            |
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Option to buy         |$35.9375|8/9/0|A   |V|26,765     |A  |8/9/0|8/8/1|Common stock|26,765 |(4)    |26,765(5)   |D  |            |
                      |        |0    |    | |           |   |2    |0    |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Parker Retirement Savings Plan, as of December 31, 2000, the latest date for which information is available.
(2) Award of restricted stock under the Corporation's 1993 Stock Incentive Program in a transaction exempt under Section 16b-3.
(3) Savings Restoration Plan, as of December 29, 2000, the latest date for which information is available.
(4) Granted under the Corporation's 1993 Stock Incentive Program in a transaction exempt under Rule 16b-3.
(5) Mr. Sullivan also owns 214,410 additional options which were granted under the Coproration's 1993 Stock Incentive Program, at various exercise prices and expiration dates, as previously reported.
(6) Since the date of Mr. Sullivan's last ownership report, he transferred all of his common stock in the Parker Retirement Savings Plan to his ex-wife pursuant to a domestic relations order.
SIGNATURE OF REPORTING PERSON
Thomas L. Meyer, Attorney-in-Fact
DATE
April 10, 2001